Exhibit 99.1

Transcript of
RELM Wireless
Second Quarter 2015 Earnings Call
August 5, 2015

Participants

David Storey - President & Chief Executive Officer
Bill Kelly – Chief Financial Officer

Analysts

Allan Lyons - Vestal Capital
Morgan Payne – Bordland Capital

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the RELM Wireless Corporation’s Conference call for the second quarter and six months ended June 30, 2015. This call is being recorded. All participants have been placed in listen-only mode. Following management’s remarks, the call will be opened to questions.

Before turning the call over to Mr. Storey for opening remarks, I need to provide the following Safe Harbor statement. Statements made during this conference call that are not based on historical facts are forward-looking statements. These statements are subject to known and unknown factors and risks. The company's actual results, performance and achievements may differ materially from those expressed or implied by these forward-looking statements, and some of the factors and risks that could cause or contribute to such material differences have been described in yesterday’s press release and in RELM's filings with the SEC. These statements are based on information and understandings that are believed to be accurate as of today, August 5, 2015. And we do not undertake any duty to update any forward-looking statements.

I would now like to turn the call over to Mr. Storey, President and CEO of RELM Wireless Corporation. Mr. Storey, you may begin.

David Storey - President & Chief Executive Officer

Thank you, operator. And welcome to the RELM Wireless conference call for the second quarter and six months ended June 30th, 2015. We’re pleased that you could join us for today's call.

Following our strong start to the year in the first quarter, our financial and operating results for the second quarter reflected continued softness in demand from our core domestic federal, state and local government public safety markets. Federal agencies in particular have had unusually low procurement activity for the first half of the year. We do not believe that this is indicative of a long-term trend, but more a product of government funding issues and the uneven and unpredictable nature of the government procurement process in general. In the first quarter a strong shelling of international orders more than offset this dynamic making the decline in domestic activity less apparent.  During the second quarter, similar international orders did not materialize. The second quarter sales notwithstanding there have been recent increases in RFP an RFI activity from federal, state and local agencies.

Generally, we view this as a positive indication that agencies are positioning to utilize their available budgets before they expire on September 30th.  Likewise, even though the second quarter sales were slow internationally, our funnel of prospects includes a number of attractive international opportunities. Clearly, our prime directive is to drive sales growth.  With that in mind and with an encouraging funnel of prospects we have expanded and are continuing to further expand our sales resources to more effectively pursue and close an increasing number of these exciting opportunities.

Operationally our gross profit margins for the second quarter were impacted by several factors, namely the mix of products which included higher material and labor costs associated with early production runs of new products. With growing sales and production volumes, subsequent production runs yielded cost productions and efficiency gains resulting in improving margins.

As is our customary practice, especially during a challenging revenue quarter, we managed discretionary SG&A expenses closely.  However, we’re continuing to invest in new sales and engineering talent that will further our strategic growth objectives.

On the engineering front we are making solid progress and what will be our top tier offering, the kng-2 products as well as a new dual band offering, both of which are anticipated to be contributors to sales in 2016 and beyond.

The overall decline in SG&A expenses for the second quarter was driven primarily by incentive compensation that correlates directly with sales performance.

Overall, the quarter was a challenge, especially from a sales perspective. It is important to emphasize the company's strength and ability to weather and rebound from such course.  Even during a challenging quarter the company generated an operating profit and positive cash flow. I continue to be confident about our future. There are indicators that [indiscernible] procurement activity is increasing. We’re aggressively pursuing a wide range of significant sales opportunities in various market segments, both domestic and international, and our reputation is growing.

Our pool of potential prospects has never been deeper, our product arsenal is expansive and loaded with technology and competitive features. I believe we are poised for success.

This concludes my overview this morning. I will now like to turn the call over to our Chief Financial Officer Bill Kelly, who will review the results for the second quarter and six months ended June 30, 2015. Afterwards, I will make some closing remarks and address your questions. Bill?

Bill Kelly – Chief Financial Officer

Thank you, Dave. Following is a summary of our financial and operating results for the second quarter and six months ended June 30, 2015.

Net sales for the second quarter totaled approximately $6.6 million, which was down 27.2% from the second quarter last year. Sales of P25 digital products for the quarter totaled approximately $4.1 million, down 37.9% from the second quarter last year.

For the six months period net sales totaled $15.2 million, down 10.2% from the same period last year and digital sales for the six months totaled $10.4 million, down 15% from the same period last year. The decline in sales for both periods was attributed primarily to weaker demand from domestic federal, state and local public safety agencies, as well as our international markets.

Gross profit margins for the second quarter and six month period totaled 36.2% and 40% respectively compared with 42.8% to 41.6% for the same period last year.

Gross margins, as Dave mentioned, were impacted by the mix of products sold and included material and labor costs associated with early production runs.

SG&A expenses decreased 19.8% for the second quarter and 3% for the six months period compared with the same period last year, which was a reflection of the reduced sales performance.

Net income for the second quarter was approximately $78,000 or $0.01 per diluted share compared with $672,000 or $0.05 per diluted share last year. For the six months period, net income was $617,000 or $0.04 per diluted share compared with $1.1 million or $0.08 per diluted share for the six months period last year.

We have generated approximately $1 million of cash during the second quarter and our working capital increased to $29.8 million as of June 30, 2015 compared with $28.9 million at the end of 2014.

I will now turn the call back over to Dave.

David Storey - President & Chief Executive Officer

Thank you, Bill. Stating the obvious, the second quarter did not meet our expectations. We have been here before and I'm not happy about it. As I mentioned, the unpredictable nature and delays inherent in doing business with government agencies at all levels is a challenge to match. This is what we experienced in the second quarter and the same realities apply to the competition. Fortunately, there are indications of increased procurement activity. Our third quarter has historically being our strongest bookings quarter and we’re tracking a number of major RFPs that should be decided this quarter.  The feature rich KNG line of products puts us in contention for this business. The company is fundamentally strong – operationally, technologically and financially – with a strategic vision that is focused on growth. With that foundation I believe the future for RELM looks bright.

We will now move on to the question and answer portion of today's conference call. I would like to remind everyone that we do not provide financial and operating guidance on the quarterly or annual basis, and accordingly, we will not answer questions in that regard. Operator, we’re now ready to open the floor for questions.

Operator

[Operator Instructions]. First question comes from Morgan Payne of Bordland Capital. Please go ahead.

<Q>

Besides the healthcare industry that announced recently, what other industries are tending to use more and more of your kind equipment?

David Storey - President & Chief Executive Officer

Well, we have a real focus this year, Morgan, in breaking into parts of the DHF market that we have been really courting for a number of years. The Alberta Health System order was an initiative that was driven by one our sales executives, and we believe that was a nice on in the first quarter and we believed it showed that we were up against two major competitors there, Motorola and Harris, and we won that and we believe that’s going to yield some additional sales this year.

There is some I think ripple effect within Canada for additional wins in that industry, but most of our product, when you look at the real product, it's public safety driven and it's all centered on the APCO P25 standard, that’s the product that we sell. So the public safety industry is the focus of the company.

When you talk about other industries, say, for example, utilities or what have you, it's a more difficult sale because there are other competing techniques like Tetra and DMR, which we do not have products that compete with those protocols and those protocols yield lower revenue numbers and lower margins.

Operator

The next question comes from Allan Lyons of Vestal Capital. Please go ahead.

<Q>

Good morning, Bill and Dave.  How are you?  My question is one I think I’ve asked before.  Is this second quarter indicative of issue I think in terms of being able to have any kind of predictability of earnings and growth, even though I know it could be quarter-to-quarter. I know you have had a program of looking at potential acquisitions. Are there any on the agenda still or has that sort of fallen by the wayside?

David Storey - President & Chief Executive Officer

For sure, it has not fallen by the wayside. As most people know when you look at RELM and you look at the board of directors, the board of directors have evolved recently and there is a real initiative and focus on the strategic initiatives. So it has not fallen by the wayside, it's an active program and we’re very excited about this turn and this focus. I don’t have any particular to speak to at this time, but I will say that this board that we’re a part of is very active in driving the results of the company so that it yields greater value to the shareholder. So I feel very good about that focus of the company and the future.

Now, RELM, what we have to do is we have to execute our plan and we do -- even though second quarter was kind of, certainly compared to last year's second quarter, was disappointing and really we worked hard to correct that, but as we know these quarters do occur like this.  Our job is to make sure that the company stays cash flow positive, profitable and can generate the needed capital to support the strategic initiative process that for sure is going to happen.

<Q>

So I know you don’t give any projections, but is it reasonable to say that based upon what you’re viewing things and the opportunities with RFP’s and so forth that RELM could wind up the year not worse off than last year or is that difficult for you to see?

David Storey - President & Chief Executive Officer

Well, it’s difficult, but I think that’s reasonable. I do believe that’s a reasonable view.  Now, that said, that would be very disappointing for me personally and I'm sure for the board. So, we’re going to drive to much better still than last year.

We have a lot of year left and we have a lot of opportunities that are kind of slippery, but there is more and more of them and we have added additional salespeople.  Not only has the company at its technological peak in its almost 70 years of existence, but I think we have the strongest staff and more sales talent than we have ever had. We have added additional engineering talent, which is going to speed some of the developments there, and that talent came from one of our major competitors.  So again, feeling very, very positive about the future and, of course, even though the quarter wasn’t what I wanted, it was still a positive quarter.

<Q>

You don’t see the big infusion, Motorola has always been a major competition and of course they just got a $1 billion thrown into them to do enhanced software for their stuff.  I mean, is it more difficult today than a year ago? Can you get somewhere or do you find your products, your prices and so forth in the range of what you’re dealing with, you’re in a better position than ever in competing against them?

David Storey - President & Chief Executive Officer
For sure we’re in a better position than ever because of the investment in the KNG line and all the technology that we have. The company that I came to years ago was simply a company that’s addressed the VHF market, it was a conventional company and had your basic push to talk [indiscernible]. Now, in this world that we live in, really driven by Motorola, you know to keep in lockstep with their technology. We have done that and we continue to do it.

So we can compete in a lot more, but I do see a more aggressive stance than Motorola has ever had. I believe they are going through some changes, too. They have created some products that basically let RELM kind of stand aside, they have introduced products that compete more with our products, also. So, they are being very aggressive also. So it's a fire fight everyday here. But again, I think we have the overhead structure and the cost model, and they can never be as responsive as us because they are just too big.  But they are the focus of RELM as far as us gaining market share.

Operator

There are no further questions at this time. Please continue with any other points you wish to raise.

David Storey - President & Chief Executive Officer

Well, thank you, operator and I would like to thank everyone for participating in today's call. We look forward to visiting with you again when we report our third quarter 2015 results in November. Thank you and have a good day.

Operator

Ladies and gentlemen, this concludes today's conference. You may disconnect your telephone lines. Thank you for joining and have a pleasant day. Goodbye.